1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com _______________________________

August 12, 2026

Angel Oak Strategic Credit Fund
980 Hammond Drive, Suite 200
Atlanta, Georgia 30328

Dear Ladies and Gentlemen:

We have acted as counsel for Angel Oak Strategic Credit Fund (the “Fund”) and are familiar with the Fund’s registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Fund is organized as a statutory trust under the laws of the State of Delaware.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Fund’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Fund’s shares proposed to be sold pursuant to the Registration Statement, when they are made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the shares of the Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 27 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund’s shares of beneficial interest, as indicated above, and to the reference to our firm, as counsel to the Fund, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert LLP Dechert LLP